Exhibit (d)(1)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (this “Agreement”) is made and entered into on June 1, 2016, to be effective upon the Effective Date specified in Section 1(a), by and between OWLshares Trust, a Delaware statutory trust organized on March 24, 2015 (“Trust”), and New Millennium Macro, LLC d/b/a OWLshares Advisors, a Nevada limited liability company (“Advisor”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“1940 Act”), that operates as a series of exchange traded funds;

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and engages in the business of asset management;

WHEREAS, the Trust desires to retain the Advisor to render certain investment management services to those series of the Trust listed on Schedule A, each of which is an exchange traded fund (each a “Fund” and, collectively, “Funds”), and the Advisor is willing to render such services; and

WHEREAS, capitalized terms not otherwise defined in this Agreement have the meanings assigned to them in a Fund’s most recent prospectus (“Prospectus”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Advisor; Services.

(a) Appointment of Advisor; Addition and Termination of Funds; Amendment of Schedule A. The Trust hereby appoints the Advisor to act as investment adviser to the Trust and each of its Funds listed on Schedule A for the periods, in the manner and on the terms and conditions herein set forth, subject to the supervision of the Board of Trustees of the Trust (the ''Board"). The Adviser accepts such appointment for the compensation herein provided and agrees to render the services and assume the obligations set forth in this Agreement commencing on the date that each Fund is offered to the public ("Effective Date"). In the event that the Trust desires to retain the Adviser to act as investment adviser for additional Funds not already listed on Schedule A, the Trust shall notify the Adviser in writing. If the Adviser is willing to render such services under this Agreement for one or more new Funds, the Adviser shall notify the Trust in writing and such new Funds shall be subject to the provisions of this Agreement to the same extent as the current Funds. Schedule A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the advisory fees payable with respect to any Fund duly approved in accordance with Section 8 hereof.

(b) Services. The Advisor shall provide a continuous program of investment management for the Funds, subject to the general supervision of the Board and the provisions of this Agreement. Specifically, and without limiting the generality of the foregoing, the Advisor agrees to perform the following services (“Services”) for each Fund, either directly or through any sub-advisor appointed in accordance with the provisions of subsection (d) below:

(1) manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement;

(2) continuously review, supervise, and administer the investment program of the Fund;

(3) determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

(4) with the assistance of the Fund’s distributor, determine the number of shares of the Fund that will be created or redeemed each Business Day based on the purchase orders submitted by Authorized Participants;

(5) provide, in a timely manner, such information as may be reasonably requested by the Trust or its designated agents in connection with, among other things, information about the Fund sufficient for a pricing service or other entity to calculate the Intra-Day Indicative Value of the shares of the Fund every fifteen seconds each Business Day;

(6) provide the Trust and the Fund with records concerning the Advisor’s activities under this Agreement which the Trust and the Fund are required to maintain;

(7) render regular reports to the Trust’s trustees and officers concerning the Advisor’s discharge of the foregoing responsibilities; and

(8) arrange for other necessary Fund services, including custodial, transfer agency and Fund administration.

(c) Control of the Trust. The Advisor shall discharge the responsibilities described in subsection (a) above subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) each Fund’s objectives, policies, and limitations as set forth in its most recent Prospectus and statement of additional information (“SAI”), as the same may be amended from time to time; and (iii) with all applicable laws and regulations.

(d) Sub-Advisor and Agents. All Services to be furnished by the Advisor under this Agreement may be furnished through the medium of any managers, officers or employees of the Advisor or through such other parties (including, without limitation, a sub-advisor) as the Advisor may determine from time to time, including but not limited to those specified in the Sub-Advisory Agreement dated June 1, 2016, by and between New Millennium Macro, LLC d/b/a OWLshares Advisors as Advisor, and Penserra Capital Management LLC as “Sub-Advisor” (“Sub-Advisory Agreement”).

(e) Expenses and Personnel. The Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Advisor shall authorize and permit any of its officers, managers and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Advisor herein and except to the extent required by law to be paid by the Advisor, the Trust shall pay all costs and expenses in connection with its operation.

(f) Books and Records. The Advisor hereby undertakes and agrees to maintain all records not maintained by a service provider or sub-adviser pursuant to their agreements with the Trust or the Advisor, in the form and for the period required by Rule 31a-2 under the 1940 Act. All books and records prepared and maintained by the Advisor for the Trust and each Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Advisor shall surrender to the Trust and the Fund such of the books and records so requested. The Advisor further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

(g) Additional Services Provided at the Expense of the Trust. The Advisor agrees, at the expense of the Trust or the Advisor, as determined under Section 3(b) hereof, (i) to prepare all required tax returns of the Trust and each Fund, (ii) to prepare and submit reports to existing shareholders, (iii) to update periodically the Prospectuses and SAIs of the Trust and (iv) to prepare reports to be filed with the Securities and Exchange Commission (“SEC”) and other regulatory authorities. In each case, the Advisor may cause the Fund administrator or another service provider to perform such duties.

2. Fund Transactions.

(a) General. The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for each Fund. With respect to brokerage selection, the Advisor shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution and other factors. As permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Section 28(e)”), the Advisor may pay to a broker which provides brokerage and research services (as such services are defined in Section 28(e)) to the Fund an amount of commission in excess of the commission which another broker would have charged for effecting that transaction. Such practice is subject to a good faith determination that such commission is reasonable in light of the services provided and to such policies as the Trust’s trustees may adopt from time to time. Such services of brokers are used by the Advisor in connection with all of its investment activities, and some of such services obtained in connection with the execution of transactions for a Fund may be used in managing other investment accounts.

(b) Mixed-Use Services. On occasion, a broker-dealer might furnish the Advisor with a service which has a mixed use (i.e., the service is used both for investment and brokerage activities and for other activities). Where this occurs, the Advisor will reasonably allocate the cost of the service, so that the portion or specific component which assists in investment and brokerage activities is obtained using portfolio commissions from a Fund or other managed accounts, and the portion or specific component which provides other assistance (for example, administrative or non-research assistance) is paid for by the Advisor from its own funds.

(c) Exclusivity. Where the Advisor deems the purchase or sale of a security to be in the best interest of a Fund as well as its other customers (including any other fund or other investment company or advisory account for which the Advisor acts as investment adviser), the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased for a Fund with those to be sold or purchased for such other customers in order to obtain the best net price and most favorable execution under the circumstances. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor, as applicable, in the manner it considers to be equitable and consistent with its fiduciary obligations to such Fund and such other customers. In some instances, this procedure may adversely affect the price and size of the position obtainable for the Fund.

(d) Affiliated Broker-Dealers. Broker or dealers selected by the Advisor for the purchase and sale of securities or other investment instruments for a Fund may include the Sub-Advisor or any other sub-advisor, or brokers or dealers affiliated with the Sub-Advisor or any other sub-advisor, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940 Act and the Trust’s Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects, or any other applicable exemptive rules or orders applicable to the Advisor.

(e) Reporting. The Advisor will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

(f) Delegation. The Advisor may delegate or share responsibility for Fund transactions and the terms of this Section 2 with the Sub-Advisor or any other sub-advisor, pursuant to the terms of Section 1(d).

3. Compensation of the Advisor; Expense Allocation.

(a) For the services rendered, the facilities furnished and expenses assumed by the Advisor, each Fund shall pay to the Advisor at the end of each calendar month a fee for the Fund calculated as a percentage of the average daily net assets of the Fund at the annual rates set forth in Schedule A of this Agreement. For the purpose of the fee accrual, the daily net assets of each Fund are determined in the manner and at the times set forth in the Fund’s current Prospectus and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination. The Advisor may waive all or a portion of its fees provided for hereunder and such waiver will be treated as a reduction in the purchase price of its services. The Advisor shall be contractually bound under this Agreement by the terms of any publicly-announced waiver of its fee, or any limitation of a Fund’s expenses, as if such waiver or limitation were fully set forth in this Agreement. The waiver of any of the Advisor’s fee shall not obligate the Advisor to waive any of its fee on a subsequent occasion. The Advisor may designate that a third party or affiliate may receive payment of all or a part of the Advisor’s fee. As of the date of this Agreement, the Advisor has designated the Sub-Advisor to receive a portion of the Advisor’s fee in consideration of the services to be provided and in accordance with the terms set forth under the Sub-Advisory Agreement.

(b) The Advisor agrees to pay all expenses of the Trust, except for: (i) brokerage expenses and other expenses (such as stamp taxes) connected with the execution of portfolio transactions or in connection with creation and redemption transactions; (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) extraordinary expenses; (iv) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; and (v) the advisory fee payable to the Advisor hereunder. Independent trustee fees shall be paid by the Trust, and the Adviser shall reimburse the Trust for such fees. The payment or assumption by the Advisor of any expense of the Trust that the Advisor is not required by this Agreement to pay or assume shall not obligate the Advisor to pay or assume the same or any similar expense of the Trust on any subsequent occasion.

4. Status of Investment Advisor. The services of the Advisor to the Trust and each Fund are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Trust and the Funds are not impaired thereby. The Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed an agent of the Trust or the Funds. Nothing in this Agreement shall limit or restrict the right of any manager, officer or employee of the Advisor, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5. Permissible Interests. Trustees, agents, and shareholders of the Trust are or may be interested in the Advisor (or any successor thereof) as managers, officers, members or otherwise; and managers, officers, agents, and members of the Advisor are or may be interested in the Trust as trustees, shareholders or otherwise; and the Advisor (or any successor) is or may be interested in the Trust as a shareholder or otherwise.

6. Limits of Liability; Indemnification.

(a) The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. The Advisor shall not be liable for any error of judgment or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Advisor for inclusion therein.

(b) The Trust hereby agrees to indemnify and hold harmless the Advisor, its directors, officers, and employees and each person, if any, who controls the Advisor (collectively, "Indemnified Parties") against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act, the Advisers Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement, the Prospectus, the SAI, or any application ("Application") or other document filed in connection with the qualification of the Trust or Shares of the Trust under the Blue Sky or securities laws of any jurisdiction, except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission either pertaining to a breach of the Advisor's duties in connection with this Agreement or made in reliance upon and in conformity with information furnished by, through or on behalf of the Advisor for use in connection with the registration statement, any Application, the Prospectus or the SAI; or

(ii) subject to clause (i) above, the Advisor acting in accordance with the terms hereof;

and the Trust will reimburse each Indemnified Party for any legal or other expense incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damages, liability or action.

(c) If the indemnification provided for in Section 6(b) is due in accordance with the terms of such Section but is for any reason held by a court to be unavailable from the Trust, then the Trust shall contribute to the aggregate amount paid or payable by the Trust and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Trust and such Indemnified Parties in connection with the operation of the Trust, the relative fault of the Trust and such Indemnified Parties, and any other relevant equitable considerations. The Trust and the Advisor agree that it would not be just and equitable if contribution pursuant to this Section 6(c) were determined by pro rata allocation or other method of allocation which does not take into account the equitable considerations referred to above in this Section 6(c). The amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 6(c) shall be deemed to include any legal or other expense incurred by the Trust and the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(d) It is understood; however, that nothing in this Section 6 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against, or contribution with respect to, any liability to the Trust or its Shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of a reckless disregard for its obligations and duties, under this Agreement or otherwise, to an extent or in a manner inconsistent with the 1940 Act.

7. Term. This Agreement shall become effective on the Effective Date. Unless terminated as provided in this Agreement, this Agreement shall remain in full force and effect for two years from the Effective Date. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for successive periods of one year thereafter provided that such continuance with respect to the Funds is approved at least annually (a) by either the trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds, and (b) in either event, by the vote of a majority of the trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such proposal; provided, however, that:

(a) the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon sixty (60) days written notice of a decision to terminate this Agreement by (i) the Trust’s trustees; or (ii) the vote of a majority of the outstanding voting securities of the Funds;

(b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the rules promulgated thereunder);

(c) the Advisor may, at any time and without the payment of any penalty, terminate this Agreement upon sixty (60) days’ written notice to the Trust and the Funds; and

(d) the terms of Section 6 of this Agreement shall survive the termination of this Agreement.

8. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective with respect to a Fund until approved by (a) to the extent required by applicable law, the vote of the holders of a majority of the Fund’s outstanding voting securities and (b) a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. Additional Funds may be added to Schedule A by written agreement of the Trust and the Advisor.

9. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York without regard to the principles of the conflict of laws or the choice of laws.

10. Representations and Warranties.

(a) Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Trust as follows:

(i) the Advisor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(ii) the Advisor is registered as an investment adviser with the SEC under the Advisers Act, shall maintain such registration in effect at all times during the term of this Agreement, and shall notify the Trust immediately if the Advisor ceases to be so registered;

(iii) the Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, and, if it has not already done so, will provide the Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer of the Advisor shall certify to the Trust that the Advisor has complied with the requirements of Rule 17j-1 and Rule 204A-1 (each as amended from time to time) during the previous quarter and that there have been no violations of the Advisor’s code of ethics or, if any material violation(s) of the Advisor’s code of ethics has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust, the Advisor shall permit representatives of the Trust to examine the reports (or summaries of the reports) required to be made to the Advisor by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics;

(iv) the Advisor, pursuant to Rule 206(4)-7 under the Advisers Act, has adopted written policies and procedures designed to prevent violations of the Advisers Act and the rules thereunder, including policies and procedures designed to minimize potential conflicts of interest among the Funds and any other accounts advised or managed by it or its affiliates, such as cross trading policies, as well as those designed to ensure the equitable allocation of portfolio transactions and brokerage commissions; and

(v) the Advisor has adopted policies and procedures as required under Section 204A of the Advisers Act, which are reasonably designed in light of the nature of its business to prevent the misuse, in violation of the Advisers Act or the Exchange Act or the rules thereunder, of material non-public information by the Advisor or certain associated persons, and has adopted policies and procedures to monitor and restrict securities trading by certain employees of the Advisor.

(b) Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Advisor as follows: (i) the Trust has been duly organized as a trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) shares of the Fund are (or will be) registered for offer and sale to the public under the 1933 Act; and (iii) such registrations will be kept in effect during the term of this Agreement.

11. Liability of Trust and Funds. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. This Agreement shall not be deemed to have been made by any of them individually or to impose any liability on them personally. With respect to any obligation of the Trust or a Fund arising under this Agreement, the Advisor shall look for payment or satisfaction of such obligation solely to the assets and property of the Fund to which such obligation relates, and under no circumstances shall the Advisor have the right to set off claims relating to such Fund by applying property of any other series of the Trust. The business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Funds.

12. Use of Names. The Trust acknowledges that all rights to the names “New Millennium Macro, LLC”, “OWLshares Advisors” and “OWLshares Trust” and any derivatives thereof (“Names”), as well as any logos that are now or shall hereafter be associated with Names (“Logos”), belong to the Advisor, and that, by separate agreement, the Trust is being granted a limited license to use such Names and Logos in its name, the name of its series and the name of its classes of shares. In the event that this Agreement is terminated and the Advisor no longer acts as investment adviser to the Trust, the Advisor reserves the right to withdraw from the Trust and the Funds the uses of Names and Logos or any name or logo that would imply a continuing relationship between the Trust or the Funds and the Advisor or any of its affiliates.

13. Assignment. The Advisor may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Advisor shall notify the Trust’s administrator and Board in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Trust to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Advisory Agreement with the Advisor, and (c) prepare, file, and deliver any disclosure document, proxy solicitation or other material related to a proposed “change of control”, to a Fund’s shareholders as may be required by applicable law

14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

15. Notice. Notices of any kind to be given to the Trust pursuant to this Agreement by the Advisor shall be in writing and shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notices shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested.

For:	NEW MILLENNIUM MACRO, LLC
312 Arizona Avenue,
Santa Monica, California 90401
Attn: Benjamin Webster
Tel: (310) 704-6772

For:	OWLSHARES TRUST
312 Arizona Avenue,
Santa Monica, California 90401
Attn: Benjamin Webster
Tel: (310) 704-6772
With a copy to:	Marino Partners LLP
15 Fisher Lane
Suite 200
White Plains, New York 10603
Attn: Robert Cromwell
(914) 368-4525

16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to Sections 7(b) and 13 hereof). Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

OWLSHARES TRUST	NEW MILLENNIUM MACRO, LLC

By:	By:
Name: Benjamin Webster		Name: Andrew Smith
Title: Chief Executive Officer		Title: Manager

Attest

SCHEDULE A

to

INVESTMENT ADVISORY AGREEMENT

Name of Fund	Fee Rate
OWLshares ESG Large Cap 500 Index ETF